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                                                                 EXHIBIT 99.1



                            [WEBLINK WIRELESS LOGO]



    WebLink Wireless Announces Reduction in Force to Reduce Cash Requirements

DALLAS - May 4, 2001. WebLink Wireless, Inc. today announced a reduction of approximately 15% of its workforce as part of the Company's plan to reduce cash requirements and maximize near term EBITDA. As part of this multiple department reduction in force the Company closed its remaining seven Field Sales sales offices and has largely withdrawn from Field Sales and National Account direct sales. The Company will continue to aggressively support its existing direct customers but does not intend to significantly market directly to new corporate customers.

The Company's sales efforts will now be focused on its more dominant Carrier Services, Reseller and National Retail sales channels. These sales channels do not need large amounts of capital expenditures to support the leasing of subscriber devices, in contrast to the Field Sales and National Accounts sales channels.

The Company expects the total expense associated with the reduction in force to be approximately $1.4 million in the second quarter. The economic benefit of the May reduction in force is expected to be fully reflected in the Company's results beginning in the third quarter.

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout United States. The company's nationwide 2-Way network is the largest of its kind reaching approximately 90 percent of the U.S. population, and through a strategic partnership, extends into Canada. The Dallas-based company, which serves about two million customers, recorded total revenues of $290 million for the year ended Dec. 31, 2000. For more information, visit the website at www.weblinkwireless.com.

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This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Actual results may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACTS:

INVESTORS:
Kelly Prentiss
WebLink Wireless
(214) 765-3874
kprentiss@weblinkwireless.com